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                                                                      Exhibit 11

                   CE SOFTWARE HOLDINGS, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
(given effect, pro forma, to the Reverse Stock Split and provisions of SFAF 128)


                                             Three months ended December 31,
                                             _______________________________

                                              1997                     1996
Basic Earnings
  per Share Information:

Weighted average number of
  shares outstanding during
  the quarter                              1,095,900                1,124,459

Annualized additional shares
  due to stock options                             0                        0
                                           _________                _________
                                           1,095,900                1,124,459

Net loss                                   $(392,532)                (367,955)

Basis loss per share                       $    (.36)                    (.33)




Diluted Earnings
  per Share Information:

Weighted average number of
  shares outstanding during
  the quarter                              1,095,900                1,124,459

Annualized additional shares
  due to stock options                             0                        0
                                           _________                _________
                                           1,095,900                1,124,459

Net loss                                   $(392,532)                (367,955)

Diluted loss per share                     $    (.36)                    (.33)





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